* Explanation of Response:

      As of March 30, 2004, Mathew and Markson, Ltd. held 9,560,062 Shares of the Issuer's Common Stock.

      On May 17, 2004, 500,000 shares of the Issuer's Common Stock pledged by Mathew and Markson, Ltd. as collateral for a loan were foreclosed upon by the Lender.

      Therefore, as of May 17, 2004, the total number of Shares of Common Stock of the Issuer held by Mathew and Markson, Ltd. was as follows:

            Prior Balance                           9,560,062 Shares
            (Disposition)                           (500,000 Shares)
            New Balance                             9,060,062 Shares